Exhibit 10.47.1

AMENDMENT

TO

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment to Agreement and Plan of Reorganization (this “Amendment”) is made as of January 6, 2005, by and among Sawtek, Inc., a Florida corporation (“Parent”), TFR Technologies, Inc., an Oregon corporation (the “Company”), and the undersigned former shareholders of the Company.

RECITALS

A.            Parent, TFR Acquisition, Inc., an Oregon corporation and wholly owned subsidiary of Parent (“MergerSub”), and the Company are parties to the Agreement and Plan of Reorganization dated as of December 14, 2004 (the “Agreement”), pursuant to which, on January 5, 2005, MergerSub was merged with and into the Company, with the Company continuing as the surviving corporation, and all of the issued and outstanding shares of common stock of the Company being converted into the right to receive an aggregate amount of cash equal to the amount set forth in the Agreement, in accordance with the calculations and payable at the times set forth therein.

B.            Parent, the Company and the undersigned former shareholders of the Company desire to amend the Agreement as set forth herein, pursuant to Section 8.6(b) of the Agreement.

C.            Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and in the Agreement, the parties hereby agree as follows:

1.             Amendment of Agreement and Plan of Reorganization

The parties hereby modify and amend the Agreement as follows:

1.1          By amending Section 9.2(b) of the Agreement by adding the following clause to the end of the proviso in the first sentence of such Section:

; and, provided further, that, notwithstanding the foregoing, the Threshold Amount shall not apply for any claims made against the Warranty Reserve for any Losses relating to claims made against the Company, the Surviving Corporation and/or their respective affiliates by Gerald Kline (“Kline Claims”)

1.2          By amending Section 9.2(d) of the Agreement by deleting clause (i)(B) thereof in its entirety and by inserting in lieu thereof the following clause (i)(B):

(B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or the basis for such anticipated liability, and the nature of the misrepresentation or breach of warranty, agreement, or covenant to which such item is related (including the specific provision breached), Parent shall, subject to the provisions of Section 9.2(e) and the Threshold Amount, if applicable, reduce the amount of the Warranty Reserve in an amount equal to such Losses.

1.3          By amending Section 9.4 of the Agreement by deleting such Section in its entirety and by inserting in lieu thereof the following Section 9.4:

9.4           Third-Party Claims.  In the event Parent or the Surviving Corporation receives written notice of a third-party claim (a “Third Party Claim”) that Parent reasonably expects may result in a demand against the Warranty Reserve, Parent shall provide the Shareholder Agent with prompt written notice thereof.  The Shareholder Agent, as representative for the shareholders of the Company, shall have the right to participate in or, by giving written notice to Parent, to assume the defense of any Third Party Claim at the expense of the Warranty Reserve and by counsel selected by the Shareholder Agent (which counsel must be reasonably satisfactory to Parent), and Parent will cooperate in good faith (and shall be permitted to participate at Parent’s expense) in such defense; provided, however, that, other than with respect to any Kline Claim, the Shareholder Agent shall not be entitled to assume control of the defense of any Third Party Claim that (i) could reasonably be expected to have any impact on the ongoing operations or goodwill of the Surviving Corporation or Parent or (ii) could reasonably be expected to result in Losses in excess of the Warranty Reserve.  Parent shall have the right to settle any Third Party Claim contemplated by clause (i) or (ii) above with consent of the Shareholder Agent, which consent shall not be unreasonably withheld.  In the event that the Shareholder Agent has consented to any such settlement, the Shareholder Agent shall have no power or authority to object under any provision of this Article 9 to the amount of any claim by Parent against the Warranty Reserve with respect to the amount of Losses incurred by Parent in such settlement as consented to by the Shareholder Agent.  Parent shall not be entitled to settle any Kline Claim without the consent of the Shareholder Agent, which may be granted or denied in the Shareholder Agent’s sole discretion.  The Shareholder Agent will not settle any Kline Claim without the consent of Parent, which consent shall not be unreasonably withheld.

1.4          By adding the following as Section 9.6 of the Agreement:

9.6           Agent Indemnification.  The Shareholder Agent and the Paying Agent shall not be liable to the Company’s shareholders for any error of judgment, or any action taken or omitted to be taken hereunder except in the case of its bad faith, gross negligence or willful misconduct.

The Shareholder Agent and the Paying Agent shall not be paid any fee for services to be rendered hereunder.  All reasonable fees and expenses incurred by the Shareholder Agent and the Paying Agent in performing their duties hereunder shall be borne severally and on a pro rata portion basis by the Company’s shareholders (based on the number of Outstanding Shares held thereby immediately prior to the Effective Time); provided, however, that, to the extent practical, the Shareholder Agent and the Paying Agent shall deduct such fees and expenses from the amounts otherwise distributable to the Company’s shareholders under this Agreement.  In particular and without limitation, the Paying Agent shall holdback the sum of $50,000 from amounts otherwise distributable to the Company’s shareholders as part of the Tranche Two Payment payable under this Agreement (the “Holdback”), to be used and/or held to reimburse the Shareholder Agent and the Paying Agent for anticipated administrative expenses incurred by them after the Closing.  At such time that the Shareholder Agent or the Paying Agent believes, in its sole discretion, that no such additional administrative expenses will be incurred, the Shareholder Agent or the Paying Agent shall distribute any remaining funds from the Holdback to the Company’s shareholders on a pro rata portion basis.

The Company’s shareholders agree severally and on a pro rata portion basis (based on the number of Outstanding Shares held thereby immediately prior to the Effective Time) to indemnify and hold the Shareholder Agent and Paying Agent harmless against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, reasonable costs of investigation, attorneys’ fees and disbursements) that may be imposed on or incurred by the Shareholder Agent or Paying Agent or incurred by the Shareholder Agent or Paying Agent in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, unless such loss, liability, claim or expense shall have been determined by a court of competent jurisdiction to be a result of the Shareholder Agent’s or Paying Agent’s bad faith, gross negligence or willful misconduct.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Shareholder Agent or Paying Agent be liable to the Company’s shareholders for special, indirect or consequential loss or damage of any kind whatsoever, even if the Shareholder Agent or Paying Agent has been advised of the likelihood of such damages and regardless of the form of action.

2.             Effect on Agreement and Plan of Reorganization

Except as specifically amended and modified by this Amendment, the terms and provisions of the Agreement remain unchanged and in full force and effect.  All references in the Agreement or otherwise to the Agreement shall hereinafter refer to the Agreement as amended by this Amendment.

3.             Effective Date; Further Documentation

Notwithstanding the date of this Amendment, the parties agree that its effective date shall be December 14, 2004, the date of the Agreement.

4.             Miscellaneous

(a)           This Amendment shall be governed by, and construed in accordance with, the laws of the State of Oregon applicable to contracts executed in and to be performed in that state.

(b)           The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

(c)           This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Amendment to Agreement and Plan of Reorganization to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

SAWTEK INC.

By:	/s/ RALPH G. QUINSEY
Title: President and CEO

TFR TECHNOLOGIES, INC.

By:	/s/ KENNETH LAKIN
Title: President and CEO

IN WITNESS WHEREOF, the parties have caused this Amendment to Agreement and Plan of Reorganization to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

FORMER SHAREHOLDER OF TFR TECHNOLOGIES, INC.

/s/ KENNETH LAKIN
Name: